SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant

to § 240.13d-1(b), (c) and (d) and Amendments Thereto Filed

Pursuant to § 240.13d-2

Under the Securities Exchange Act of 1934
(Amendment No. 7)*

Wesco Aircraft Holdings, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

950814103

(CUSIP Number)

December 31, 2018

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons The Carlyle Group L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 23,330,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 23,330,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 23,330,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 23.4%

12	Type of Reporting Person PN

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Carlyle Group Management L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 23,330,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 23,330,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 23,330,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 23.4%

12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Carlyle Holdings I GP Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 23,330,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 23,330,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 23,330,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 23.4%

12	Type of Reporting Person CO

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Carlyle Holdings I GP Sub L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 23,330,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 23,330,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 23,330,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 23.4%

12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Carlyle Holdings I L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 23,330,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 23,330,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 23,330,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 23.4%

12	Type of Reporting Person PN

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons TC Group, L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 23,330,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 23,330,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 23,330,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 23.4%

12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons TC Group IV Managing GP, L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 23,330,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 23,330,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 23,330,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 23.4%

12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Falcon Aerospace Holdings, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 23,330,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 23,330,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 23,330,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 23.4%

12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Han Sun Cho

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 3,407

	6	Shared Voting Power 0

	7	Sole Dispositive Power 3,407

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,407

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Victoria J. Conner

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 24,235

	6	Shared Voting Power 0

	7	Sole Dispositive Power 24,235

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 24,235

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Gregory Dietz

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 47,296

	6	Shared Voting Power 0

	7	Sole Dispositive Power 47,296

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 47,296

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Paul E. Fulchino

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 91,094

	6	Shared Voting Power 61,119

	7	Sole Dispositive Power 91,094

	8	Shared Dispositive Power 61,119

9	Aggregate Amount Beneficially Owned by Each Reporting Person 152,213

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons The Paul E Fulchino 2012 Family Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Florida

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 61,119

	6	Shared Voting Power 0

	7	Sole Dispositive Power 61,119

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 61,119

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Sheryl Knights

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 29,098

	6	Shared Voting Power 0

	7	Sole Dispositive Power 29,098

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 29,098

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Alex Murray

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 405,635

	6	Shared Voting Power 0

	7	Sole Dispositive Power 405,635

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 405,635

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.4%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Robert D. Paulson

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 98,784

	6	Shared Voting Power 0

	7	Sole Dispositive Power 98,784

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 98,784

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons John Segovia

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 11,136

	6	Shared Voting Power 0

	7	Sole Dispositive Power 11,136

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 11,136

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Randy J. Snyder

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 699,821

	6	Shared Voting Power 0

	7	Sole Dispositive Power 699,821

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 699,821

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.7%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Joshua Jack Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,278,046

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,278,046

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,278,046

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.3%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Joshua Jack Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,278,046

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,278,046

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,278,046

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.3%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Justin Henry Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,278,046

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,278,046

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,278,046

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.3%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Justin Henry Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,278,046

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,278,046

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,278,046

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.3%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Randy Snyder 2009 Extended Family Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,425,448

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,425,448

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,425,448

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.4%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Susan Snyder 2009 Extended Family Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,425,449

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,425,449

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,425,449

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.4%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Todd Ian Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,278,046

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,278,046

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,278,046

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.3%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Todd Ian Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,278,046

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,278,046

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,278,046

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.3%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons David L. Squier

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 2,000

	6	Shared Voting Power 36,300

	7	Sole Dispositive Power 2,000

	8	Shared Dispositive Power 36,300

9	Aggregate Amount Beneficially Owned by Each Reporting Person 38,300

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Shirley Warner

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 19,542

	6	Shared Voting Power 0

	7	Sole Dispositive Power 19,542

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 19,542

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Bruce Weinstein

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 652

	6	Shared Voting Power 0

	7	Sole Dispositive Power 652

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 652

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Dana Wilkin

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 2,419

	6	Shared Voting Power 0

	7	Sole Dispositive Power 2,419

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,419

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103	Schedule 13G

Item 1.
(a)	Name of Issuer: Wesco Aircraft Holdings, Inc. (the “Issuer”)
(b)	Address of Issuer’s Principal Executive Offices: 24911 Avenue Stanford Valencia, CA 91355

Item 2.
(a)

Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Carlyle Reporting Person” and collectively as the “Carlyle Reporting Persons.”  This statement is filed on behalf of:

Carlyle Group Management L.L.C.

The Carlyle Group L.P.

Carlyle Holdings I GP Inc.

Carlyle Holdings I GP Sub L.L.C.

Carlyle Holdings I L.P.

TC Group, L.L.C.

TC Group IV Managing GP, L.L.C.

Falcon Aerospace Holdings, LLC

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.”  This statement is also filed on behalf of:

Han Sun Cho

Victoria J. Conner

Gregory Dietz

Paul E. Fulchino

The Paul E Fulchino 2012 Family Trust

Sheryl Knights

Alex Murray

Robert D. Paulson

John Segovia

Randy J. Snyder

Joshua Jack Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

Joshua Jack Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

Justin Henry Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

Justin Henry Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

Randy Snyder 2009 Extended Family Trust

CUSIP No. 950814103	Schedule 13G

Susan Snyder 2009 Extended Family Trust

Todd Ian Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

Todd Ian Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

David L. Squier

Shirley Warner

Bruce Weinstein

Dana Wilkin

(b)

Address or Principal Business Office:

The business address of each of the Carlyle Reporting Persons is c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004-2505.

The address for each of the Reporting Persons is c/o Wesco Aircraft Holdings, Inc., 24911 Avenue Stanford, Valencia, CA 91355.

(c)

Citizenship of each Reporting Person is:

Each of the Carlyle Reporting Persons is organized in the state of Delaware.

Each of the Reporting Persons is a citizen of the United States of America, except the Joshua Jack Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust, the Joshua Jack Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust, the Justin Henry Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust, the Justin Henry Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust, the Randy Snyder 2009 Extended Family Trust, the Susan Snyder 2009 Extended Family Trust, the Todd Ian Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust and the Todd Ian Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust, which are trusts organized in the State of California, the Paul E Fulchino 2012 Family Trust, which is a trust organized in the State of Florida, and Alex Murray, who is a citizen of the United Kingdom.

	(d)	Title of Class of Securities: Common stock, $0.001 par value per share (“Common Stock”).
	(e)	CUSIP Number: 950814103

Item 3.
Not applicable.

CUSIP No. 950814103	Schedule 13G

Item 4.	Ownership (a-c)

The ownership information presented below represents beneficial ownership of Common Stock of the Issuer as of December 31, 2018, based upon 99,747,066 shares of the Issuer’s Common Stock outstanding as of January 24, 2019.

Reporting Person	Amount beneficially owned	Percent of class:	Sole power to vote or to direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
Carlyle Group Management L.L.C. (1)	23,330,184	23.4%	0	23,330,184	0	23,330,184
The Carlyle Group L.P. (1)	23,330,184	23.4%	0	23,330,184	0	23,330,184
Carlyle Holdings I GP Inc. (1)	23,330,184	23.4%	0	23,330,184	0	23,330,184
Carlyle Holdings I GP Sub L.L.C. (1)	23,330,184	23.4%	0	23,330,184	0	23,330,184
Carlyle Holdings I L.P. (1)	23,330,184	23.4%	0	23,330,184	0	23,330,184
TC Group, L.L.C. (1)	23,330,184	23.4%	0	23,330,184	0	23,330,184
TC Group IV Managing GP, L.L.C. (1)	23,330,184	23.4%	0	23,330,184	0	23,330,184
Falcon Aerospace Holdings, LLC (1)	23,330,184	23.4%	0	23,330,184	0	23,330,184
Han Sun Cho	3,407	0.0%	3,407	0	3,407	0
Victoria J. Conner (2)	24,235	0.0%	24,235	0	24,235	0
Gregory Dietz (3)	47,296	0.0%	47,296	0	47,296	0
Paul E. Fulchino (4)	152,213	0.2%	91,094	61,119	91,094	61,119
The Paul E Fulchino 2012 Family Trust	61,119	0.1%	61,119	0	61,119	0
Sheryl Knights	29,098	0.0%	29,098	0	29,098	0
Alex Murray (5)	405,635	0.4%	405,635	0	405,635	0
Robert D. Paulson	98,784	0.1%	98,784	0	98,784	0
John Segovia	11,136	0.0%	11,136	0	11,136	0
Randy J. Snyder (6)	699,821	0.7%	699,821	0	699,821	0
Joshua Jack Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust	1,278,046	1.3%	1,278,046	0	1,278,046	0
Joshua Jack Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust	1,278,046	1.3%	1,278,046	0	1,278,046	0
Justin Henry Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust	1,278,046	1.3%	1,278,046	0	1,278,046	0
Justin Henry Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust	1,278,046	1.3%	1,278,046	0	1,278,046	0
Randy Snyder 2009 Extended Family Trust	1,425,448	1.4%	1,425,448	0	1,425,448	0
Susan Snyder 2009 Extended Family Trust	1,425,449	1.4%	1,425,449	0	1,425,449	0
Todd Ian Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust	1,278,046	1.3%	1,278,046	0	1,278,046	0
Todd Ian Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust	1,278,046	1.3%	1,278,046	0	1,278,046	0
David L. Squier (7)	38,300	0.0%	2,000	36,300	2,000	36,300
Shirley Warner	19,542	0.0%	19,542	0	19,542	0
Bruce Weinstein	652	0.0%	652	0	652	0
Dana Wilkin	2,419	0.0%	2,419	0	2,419	0

(1)         Falcon Aerospace Holdings, LLC is the record holder of 23,330,184 shares of Common Stock. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group

CUSIP No. 950814103	Schedule 13G

L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the sole shareholder of Carlyle Holdings I GP Inc., which is the managing member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which is the managing member of TC Group, L.L.C., which is the managing member of TC Group IV Managing GP, L.L.C., which is the managing member of Falcon Aerospace Holdings, LLC. Accordingly, each of these entities may be deemed to share beneficial ownership of the shares of Common Stock owned of record by Falcon Aerospace Holdings, LLC.

(2)         Includes 15,925 shares of Common Stock beneficially owned by Ms. Conner, the right to acquire up to 5,400 shares pursuant to options and 2,910 restricted stock units that are scheduled to vest in three equal installments on September 30, 2019, 2020 and 2021.

(3)         Includes 9,188 shares of Common Stock beneficially owned by Mr. Dietz, the right to acquire up to 28,267 shares pursuant to options, 735 restricted stock units that are scheduled to vest on September 30, 2019, 5,162 restricted stock units that are scheduled to vest in two equal installments on September 30, 2019 and 2020 and 3,944 restricted stock units that are scheduled to vest in three equal installments on September 30, 2019, 2020 and 2021.

(4)         Consists of 91,094 shares of Common Stock beneficially owned by Mr. Fulchino and 61,119 shares of Common Stock held by the Paul E Fulchino 2012 Family Trust.

(5)         Consists of 132,239 shares of Common Stock beneficially owned by Mr. Murray, the right to acquire up to 201,973 shares pursuant to options, 11,912 restricted stock units that are scheduled to vest on September 30, 2019, 26,178 restricted stock units that are scheduled to vest in two equal installments on September 30, 2019 and 2020 and 33,333 restricted stock units that are scheduled to vest in three equal installments on September 30, 2019, 2020 and 2021.

(6)         Consists of 147,321 shares of Common Stock beneficially owned by Mr. Snyder and the right to acquire up to 552,500 shares pursuant to options.

(7)         Includes 36,300 shares held by the Squier Family Foundation.

Item 5. Ownership of Five Percent or Less of a Class. Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not applicable.

CUSIP No. 950814103	Schedule 13G

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company. Not applicable.

Item 8. Identification and Classification of Members of the Group. Not applicable.

Item 9. Notice of Dissolution of Group. Not applicable.

CUSIP No. 950814103	Schedule 13G

Item 10. Certification. Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2019

CARLYLE GROUP MANAGEMENT L.L.C.

	By:	/s/ Anne Frederick, attorney-in-fact
	Name:	Curtis L. Buser
	Title:	Chief Financial Officer

THE CARLYLE GROUP L.P.
	By:	Carlyle Group Management L.L.C., its general partner

	By:	/s/ Anne Frederick, attorney-in-fact
	Name:	Curtis L. Buser
	Title:	Chief Financial Officer

CARLYLE HOLDINGS I GP INC.

	By:	/s/ Anne Frederick, attorney-in-fact
	Name:	Curtis L. Buser
	Title:	Chief Financial Officer

CARLYLE HOLDINGS I GP SUB L.L.C.
	By:	Carlyle Holdings I GP Inc., its managing member

	By:	/s/ Anne Frederick, attorney-in-fact
	Name:	Curtis L. Buser
	Title:	Chief Financial Officer

CARLYLE HOLDINGS I L.P.

	By:	/s/ Anne Frederick, attorney-in-fact
	Name:	Curtis L. Buser
	Title:	Chief Financial Officer

CUSIP No. 950814103	Schedule 13G

TC GROUP, L.L.C.
By:	Carlyle Holdings I L.P., its managing member

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Chief Financial Officer

TC GROUP IV MANAGING GP, L.L.C.

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

FALCON AEROSPACE HOLDINGS, LLC
By:	TC Group IV Managing GP, L.L.C., its Managing Member

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

Han Sun Cho

by:	/s/ John G. Holland, attorney-in-fact
Name:	Han Sun Cho

Victoria J. Conner

by:	/s/ John G. Holland, attorney-in-fact
Name:	Victoria J. Conner

Gregory Dietz

by:	/s/ John G. Holland, attorney-in-fact
Name:	Gregory Dietz

Paul E. Fulchino

by:	/s/ John G. Holland, attorney-in-fact
Name:	Paul E. Fulchino

CUSIP No. 950814103	Schedule 13G

The Paul E Fulchino 2012 Family Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	The Paul E Fulchino 2012 Family Trust

Sheryl Knights

by:	/s/ John G. Holland, attorney-in-fact
Name:	Sheryl Knights

Alex Murray

by:	/s/ John G. Holland, attorney-in-fact
Name:	Alex Murray

Robert D. Paulson

by:	/s/ John G. Holland, attorney-in-fact
Name:	Robert D. Paulson

John Segovia

by:	/s/ John G. Holland, attorney-in-fact
Name:	John Segovia

Randy J. Snyder

by:	/s/ John G. Holland, attorney-in-fact
Name:	Randy J. Snyder

Joshua Jack Snyder Exempt Trust
U/T Randy Snyder 2005 Grantor Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Joshua Jack Snyder Exempt Trust
U/T Randy Snyder 2005 Grantor Trust

CUSIP No. 950814103	Schedule 13G

Joshua Jack Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Joshua Jack Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

Justin Henry Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Justin Henry Snyder Exempt Trust
U/T Randy Snyder 2005 Grantor Trust

Justin Henry Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Justin Henry Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

Randy Snyder 2009 Extended Family Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Randy Snyder 2009 Extended Family Trust

Susan Snyder 2009 Extended Family Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Susan Snyder 2009 Extended Family Trust

Todd Ian Snyder Exempt Trust
U/T Randy Snyder 2005 Grantor Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Todd Ian Snyder Exempt Trust
U/T Randy Snyder 2005 Grantor Trust

Todd Ian Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Todd Ian Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

CUSIP No. 950814103	Schedule 13G

David L. Squier

by:	/s/ John G. Holland, attorney-in-fact
Name:	David L. Squier

Shirley Warner

by:	/s/ John G. Holland, attorney-in-fact
Name:	Shirley Warner

Bruce Weinstein

by:	/s/ John G. Holland, attorney-in-fact
Name:	Bruce Weinstein

Dana Wilkin

by:	/s/ John G. Holland, attorney-in-fact
Name:	Dana Wilkin

CUSIP No. 950814103	Schedule 13G

LIST OF EXHIBITS

Exhibit No.	Description

24.2	Power of Attorney of the Reporting Persons (incorporated by reference to Exhibit 24.2 to the Schedule 13G filed by the Reporting Persons on February 14, 2012).

24.3	Power of Attorney of the Paul E Fulchino 2012 Family Trust (incorporated by reference to Exhibit 24.3 to the Schedule 13G filed by the Reporting Persons on February 13, 2018).

24.4	Power of Attorney of the Carlyle Reporting Persons.

99	Joint Filing Agreement (incorporated by reference to Exhibit 99 to the Schedule 13G filed by the Reporting Persons on February 13, 2018).